Exhibit 99.1

	Contact:	David Christensen
CFO
For Immediate Release		HickoryTech
507-387-3355

Elin Raymond
The Sage Group
612-321-9897

HICKORYTECH CORPORATION DECLARES A 9% INCREASE

IN QUARTERLY CASH DIVIDEND

MANKATO, Minn., Dec. 9, 2004—HickoryTech Corporation (Nasdaq:HTCO) announced today that its board of directors increased its quarterly dividend to $0.12 per share from $0.11 per share, an increase of 9 percent over the previous quarter. The new dividend is payable on March 5, 2005, to all shareholders of record on Feb. 5, 2005.

“We are pleased to announce the increase in our cash dividend, as it allows us to balance the needs of all of our stakeholders,” John Duffy, president and CEO, said. “This dividend increase recognizes the board’s vote of confidence in the company’s favorable capital position and positive long-term outlook for the company. The HickoryTech board of directors has always recognized that the company’s dividend yield is an important element for after-tax shareowner return on investment.”

The company has a long history of paying quarterly cash dividends. HickoryTech Corporation has total assets of $165 million and operates a telecommunications business with operations in Minnesota and Iowa. HickoryTech Corporation is a diversified communications company headquartered in Mankato, Minn., with more than 400 employees. In its 107th year of operation, HickoryTech offers a full array of telecommunications products and services to business and residential customers including: local voice, long distance, Internet, broadband services and IP networking; IP Telephony, call center management and data network solutions; and telecom and carrier access billing solutions. To learn more about HickoryTech Corporation, visit the company’s Web site at www.HickoryTech.com.

Certain statements included in this press release that are not historical facts are “forward-looking statements.” Such forward-looking statements are based on current expectations, estimates and projections about the industry in which HickoryTech operates and management’s beliefs and assumptions. The forward-looking statements are subject to uncertainties. These statements are not guarantees of future performance and involve certain risks, uncertainties and probabilities. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. You are cautioned not to place undue reliance on these forward- looking statements, which speak only as of the date on which they were made. Except as required by federal securities laws, HickoryTech undertakes no obligation to update any of its forward-looking statements for any reason.

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